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                                                                     Exhibit 3.1


               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         ROCKY MOUNTAIN INTERNET, INC.

It is hereby certified that:

         1. The present name of the corporation (hereinafter called the "corporation") is ROCKY MOUNTAIN INTERNET, INC., which is the name under which the corporation was originally incorporated; and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of Delaware is October 16, 1995.

         2. The Amended and Restated Certificate of Incorporation restates and ingrates and further amends the Certificate of this Corporation as more particularly set forth in EXHIBIT A.

         3. The text of the Certificate of Incorporation as amended or supplemented heretofore is restated as more particularly set forth on EXHIBIT A.

         4. The amendments and the restatement of the certificate of incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware

         5. The Amended and Restated Certificate of Incorporation shall be effective on the 1st day of July, 1999.

                                   EXHIBIT A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  RMI.NET, INC.

                                   ARTICLE 1

         The name of the corporation is RMI.NET, INC.


                                   ARTICLE 2

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         The address of the corporation's registered office in the State of
Delaware is 1013 Centre Road, Wilmington, Delaware 19805-1297. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.


                                   ARTICLE 3

         The purposes for which this corporation is organized are to engage in any business and in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.


                                   ARTICLE 4

         (a) AUTHORIZED SHARES. The aggregate number of shares which the corporation has authority to issue 100,750,000. The authorized shares consisting of 100,000,000 shares of Common Stock with a par value of $.0001 per share ("Common Stock"), and 750,000 shares of Preferred Stock with a par value of $.0001 per share ("Preferred Stock").

         (b) COMMON STOCK. The common stock shall have unlimited voting rights, subject to the voting rights of any shares of preferred stock. The common stock shall be entitled to receive the net assets of the corporation upon dissolution, subject to the rights of any shares of preferred stock to receive distributions upon dissolution. The affirmative vote of a majority of all outstanding shares of the corporation's common stock shall be required for the stockholders to act.

         (c) PREFERRED STOCK: Prior to the issuance of any shares of preferred stock, the board of directors shall amend these Articles to prescribe the preferences, limitations and relative rights of such shares. For that purpose, the board of directors may divide the preferred stock into series, each having a distinguishing designation, with such preferences, limitations and relative rights as the board of directors may prescribe. The board of directors shall have complete discretion in prescribing the preferences, limitations and relative rights of the preferred stock or any series thereof, subject only to the restriction, if any, imposed by Delaware law.


                                   ARTICLE 5

         The name and mailing address of the incorporator:

                           Stephen S. Halasz
                           633 17th Street, Suite 3000
                           Denver, Colorado 80202

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                                   ARTICLE 6
         The powers of the incorporator shall terminate upon filing this certificate of incorporation in the office of the Secretary of State of the State of Delaware. The names and mailing addresses of the persons who are to serve as the directors of corporation until their successors are elected and qualified or their earlier resignation or removal is:

NAME                                     MAILING ADDRESS
Jim D. Welch                             2860 South Circle Drive, Suite 2202
                                         Colorado Springs, Colorado 80902

Christopher K. Phillips                  2860 South Circle Drive, Suite 2202
                                         Colorado Springs, Colorado 80902

Roy Dimoff                               2860 South Circle Drive, Suite 2202
                                         Colorado Springs, Colorado 80902

         The number of directors of the corporation shall be fixed from time to time in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided in the bylaws. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

         The affirmative vote of a majority of all directors constituting the board of directors shall be required for the board of directors to act.


                                   ARTICLE 7

         The board of directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation, but such authorization shall not divest the stockholders of the power, nor limit their power, to adopt, amend or repeal bylaws.


                                   ARTICLE 8

         No director of the corporation shall be personally liable to the corporation or its stock holders for monetary damages for breach of fiduciary duty as a director, except as to liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended Delaware General Corporation Law. Any repeal or modification of

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this Article 8 shall not adversely affect any right or protection of a director under this Article 8 as in effect immediately prior to such repeal or modification with respect to any liability that would have accrued, but for this Article 8, prior to such repeal or modification.

                                   ARTICLE 9

         The corporation shall have authority, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law, or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association or other entity in which one or more of its directors or officers are directors or officers or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction.

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IN WITNESS WHEREOF, Rocky Mountain Internet, Inc. has caused this Amended and
Restated Certificate of Incorporation to be signed and acknowledged by its Chief Executive Officer and Chairman of the Board and attested by its Secretary on this 30th day of June, 1999.



                                      ROCKY MOUNTAIN INTERNET, INC. a
                                      Delaware corporation



                                      By: /s/ Douglas H. Hanson
                                         ---------------------------------------
                                      Name: Douglas H. Hanson
                                      Its:  Chief Executive Officer and Chairman
                                            of the Board


ATTEST:



 By: /s/ Christopher J. Melcher
     ----------------------------------
     Christopher J. Melcher,  Secretary